Exhibit T3A.12

State of Minnesota
Office of the Secretary of State

AMENDMENT OF ARTICLES OF INCORPORATION

Corporate Name:

VISTA TELEPHONE COMPANY OF MINNESOTA

This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, not later than 30 days after filing with the Secretary of State.

The following amendments of articles regulating the above corporation were adopted: (Inset full text of newly amended or article(s), indicating which article(s) is (are) being amended or added. If the full text of the amendment will not fit in the space provided, attach additional numbered pages. (Total number of pages including form 1 ).

ARTICLE 1 of the Certificate of Incorporation is amended to change the corporate name. Article 1 is hereby amended to read as follows:

ARTICLE 1: The name or the corporation is:

FRONTIER COMMUNICATIONS OF MINNESOTA, INC.

This amendment has been approved pursuant to Minnesota Statutes chapter 302A or 317A.

I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

/s/ Jeremiah T. Carr
Jeremiah T. Carr, President & CEO

STATE OF MINNESOTA DEPARTMENT OF STATE FILED DEC 02 1994